REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 18th day of January 2008, by and between GPS Industries, Inc., a Nevada corporation (the “Company”), and Uplink Corporation, a Texas corporation (“Uplink,” together with the Company, the “Parties”).

WHEREAS, the Company is acquiring from Uplink all of the assets relating to its business of manufacturing, selling, leasing and servicing of devices for use on golf courses employing global positioning systems;

WHEREAS, the Parties have entered into an Asset Purchase Agreement, dated as of August 31, 2007, as amended (the “Asset Purchase Agreement”), pursuant to which the Company is concurrently issuing to Uplink 142,083,334 shares of its common stock (the “Shares”), of which a maximum of 59,675,000 Shares are subject to the Company’s right to repurchase, in accordance with the terms and conditions set forth in the Asset Purchase Agreement (defined terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement);

WHEREAS, Uplink and the Company desire to enter into this Agreement to provide Uplink with certain rights relating to the registration of the Company’s securities held by Uplink and/or the Distributees;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of August 31, 2007, as amended, by and between the Company and Uplink.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock of the Company.

“Company” is defined in the preamble to this Agreement.

“Distributees” is defined in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Notices” is defined in Section 6.2.

“Piggyback Registration” is defined in Section 2.1.

“Register,” “Registered” and “Registration” mean a registration affected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” mean the Shares and any shares of the Company’s Common Stock issuable pursuant to the exercise of the Warrants which may be issued pursuant to Section 2.4.1(d) of the Asset Purchase Agreement, including any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of such securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities may be sold under Rule 144 without regard to any volume limitations; or (d) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-8, or its successors, or such other form which does not include substantially the same information as would be required in a form for the general registration of securities or would not be available for the Registrable Securities).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shares” mean 142,083,334 shares of Common Stock (subject to adjustment for stock splits, recapitalization, etc.), of which up to 42% are subject to repurchase by the Company under Section 2.4.1 of the Asset Purchase Agreement, in accordance with the terms and conditions set forth therein.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS

2.1. PIGGYBACK RIGHTS. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company), then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Uplink in such notice the opportunity to register the sale of such number of shares of Registrable Securities as Uplink may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration, to the extent the Company may do so, on the same terms and conditions as any similar securities of the Company, without violating the registration rights of others as in effect from time to time, subject to customary underwriter cutbacks applicable to all holders of registration rights (which cutbacks shall be pro rata according to the shares that the holders of Registration Rights wish to sell) and subject to obtaining any required consent of any selling stockholder(s) to such inclusion under such registration statement.

2.1.1. If Uplink proposes to distribute its securities through a Piggy-Back Registration that involves an Underwriter or Underwriters, then Uplink shall enter into an underwriting agreement in customary form for selling shareholders with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2. CUTBACK PURSUANT TO RULE 415. In the event a cutback is requested by the Commission in a written comment to the Company pursuant to Rule 415 of the Securities Act, the number of shares of Registrable Securities to be included in a registration statement shall, subject to contrary advice by the Underwriter, if any, be subject to a reduction in the following priority; (a) first to any securities being registered on behalf of the Company; (b) second, as to any securities which are being registered pursuant to any demand or mandatory registration rights; (c) next as to any securities which have priority with respect to registrations; and (d) then to the Registrable Securities.

3. REGISTRATION PROCEDURES

3.1. FILINGS; INFORMATION. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2 of this Agreement, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. COPIES. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Uplink and its legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Uplink or its legal counsel may request in order to facilitate the disposition of the Registrable Securities owned by it.

3.1.2. AMENDMENTS AND SUPPLEMENTS. The Company shall prepare and file with the Commission as expeditiously as possible such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement, such securities have been withdrawn, or such securities may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

3.1.3. NOTIFICATION. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify Uplink of such filing, and shall further notify Uplink promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Uplink any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to Uplink and its legal counsel copies of all such documents proposed to be filed sufficiently in advance of filing to provide Uplink and its legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which Uplink or its legal counsel shall object.

3.1.4. STATE SECURITIES LAWS COMPLIANCE. The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Uplink (in light of its intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; PROVIDED, HOWEVER, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1.4 or subject itself to taxation in any such jurisdiction.

3.1.5. COOPERATION. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.6. COMPLIANCE WITH LAWS; EARNINGS STATEMENT. The Company shall comply with all applicable rules and regulations of the SEC and make generally available to its securityholders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any twelve month period (or 90 days after the end of any twelve month period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company, after the effective date of the Registration Statement, which statement shall cover said 12-month period. Such time periods shall be adjusted as appropriate to comply with applicable reporting periods and to satisfy the conditions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act).

3.2. OBLIGATION TO SUSPEND DISTRIBUTION. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.3(iv), Uplink shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until Uplink receives the supplemented or amended prospectus contemplated by Section 3.1.3(iv), and, if so directed by the Company, Uplink will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3. REGISTRATION EXPENSES. The Company shall bear all costs and expenses incurred in connection with any Piggy-Back Registration, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; and (vi) the fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders.

3.4. INFORMATION. Uplink (and any designee of Uplink) shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION

4.1. INDEMNIFICATION BY THE COMPANY. The Company shall indemnify and hold harmless Uplink and its respective officers and directors, from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or the violation by the Company of any rule, law or regulation (including state securities laws) relating to the offer and sale of Registrable Securities; and the Company shall promptly reimburse Uplink and its respective officers and directors (as such expenses are incurred) for any legal and any other expenses reasonably incurred by Uplink and its respective officers and directors in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by Uplink expressly for use therein.

4.2. INDEMNIFICATION BY UPLINK. Uplink will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other person, if any, who controls the Company or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. On the transfer of shares to Uplink's shareholders, the indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such selling holder.

4.3. CONDUCT OF INDEMNIFICATION PROCEEDINGS. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; PROVIDED, HOWEVER, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED, HOWEVER, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if counsel of such Indemnified Party reasonably believes that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4. CONTRIBUTION.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 of this Agreement is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section.

4.4.3. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not also guilty of such fraudulent misrepresentation.

5. REPORTS UNDER THE EXCHANGE ACT

With a view to making available to the holders of Registrable Securities the benefits of Rule 144 promulgated under the Securities Act, the Company agrees to:

5.1.1. make and keep public information available, as those terms are understood and defined in SEC Rule 144; and

5.1.2. file with the SEC in a timely manner all reports and other documents required to the Company under the Securities Act and the Exchange Act.

6. MISCELLANEOUS

6.1. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights, duties and obligations of each of the Company and Uplink hereunder may not be assigned or delegated by the Company or Uplink, respectively, in whole or in part. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.1. Notwithstanding the foregoing, it is contemplated that certain of the Registrable Securities will be distributed to or beneficially owned by employees of Uplink and by the shareholders of Uplink (collectively, the “Distributees”). The rights and obligations of Uplink hereunder shall extend to the Distributees upon the execution by such Distributees of a joinder agreement substantially in the form attached hereto as Exhibit A.

6.2. NOTICES. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; PROVIDED, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

GPS Industries, Inc.
5500 152nd St., Suite 214
Surrey, British Columbia
Canada V3S 5J9
Attention: Joseph J. Miller, Chief Financial Officer
Tel: (604) 576-7442
Fax: (604) 535-1906

with a copy to:

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Attention: David L. Ficksman, Esq.
Tel: (310) 789-1290
Fax: (310) 789-1490

To Uplink:

Uplink Corporation
Building IV, Suite 20
6500 River Place Boulevard
Austin, Texas 78330
Attention: Glenn A Pierce, Jr., Chief Executive Officer
Tel: (512) 637-4800
Fax: (512) 637-4801

with a copy to:

Graves Dougherty Hearon & Moody
401 Congress Ave., Suite 2200
Austin, Texas 78701
Attention: Diana Borden
Tel.: (512) 480-5678
Fax: (512) 480-5878

6.3. SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.4. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5. ENTIRE AGREEMENT. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6. MODIFICATIONS AND AMENDMENTS. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.7. TITLES AND HEADINGS. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8. WAIVERS AND EXTENSIONS. Any party to this Agreement may waive any right, breach or default, which such party has the right to waive, PROVIDED that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9. REMEDIES CUMULATIVE. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, Uplink may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10. GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed within the State of Nevada.

6.11. WAIVER OF TRIAL BY JURY. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Company and Uplink in the negotiation, administration, performance or enforcement hereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

GPS INDUSTRIES, INC.,
a Nevada corporation

By:	/s/ Douglas Wood
Douglas Wood
Chief Executive Officer

UPLINK CORPORATION,
a Texas corporation

By:	/s/ Glenn A. Pierce, Jr.
Glenn A. Pierce, Jr.
Chief Executive Officer

Exhibit H

Exhibit A

Form of Joinder Agreement
to
Registration Rights Agreement

Intending to be legally bound by the Registration Rights Agreement dated January__, 2008 (the “Registration Rights Agreement”) between Uplink Corporation and GPS Industries, Inc. (the “Company”) the undersigned has executed the Agreement by executing this Joinder, and an authorized representative of the Company is authorized to attach this Joinder to the Registration Rights Agreement on such acceptance.

Effective as of: ___________________ (Date)

Joining Stockholder

Name:
Title:
Date:

Accepted:

GPS Industries, Inc.

By:
Name:
Title:
Date: